Exhibit 99.1

Great Elm Capital Corp. Announces

First Quarter 2026 Financial Results

Company to Host Conference Call and Webcast at 8:30 AM ET on May 5, 2026

Jason Reese, Executive Chairman of the Board of Directors, Appointed as CEO of the Company

GECC’s Investment Adviser Waives 2Q26 Incentive Fees, Following the Waiver of $2.8 Million, or $0.20 Per Share, of Accrued Incentive Fees through March 31, 2026

Net Investment Income (“NII”) of $0.36 Per Share in 1Q26 Grew Approximately 13% Quarter-over-Quarter

NAV of $7.74 Per Share as of March 31, 2026

Called or Repurchased All $57.5 Million of GECCO Notes due June 2026, Leaving No Funded Debt Maturity Until 2029

Strong Liquidity Position with Approximately $10 Million of Cash and Equivalents, $50 Million of Revolving Credit Facility Availability, and Ample Liquid Assets as of March 31, 2026

Repurchased Approximately 1% of GECC's Outstanding Shares at an Average 36% Discount to March 31, 2026, NAV

Board Declares $0.25 Per Share Distribution for 2Q26, Resulting in an Annualized Dividend Yield of 18% on GECC’s Closing Price as of May 1, 2026

PALM BEACH GARDENS, Florida, May 4, 2026 – Great Elm Capital Corp. (“we,” “our,” the “Company” or “GECC”) (NASDAQ: GECC), a business development company, today announced its financial results for the first quarter ended March 31, 2026.

Management Commentary

Jason Reese, Chairman of the Board of Directors and Chief Executive Officer of the Company stated, “I am honored to step into the role of CEO of GECC. In my first few months as Executive Chairman, I have focused on executing a clear mandate: Strengthening oversight, protecting shareholder value, and reinforcing accountability across the platform. The progress we have made this quarter reflects that commitment. We have brought greater rigor, transparency, and accountability to the platform, and I am encouraged by the direction of the portfolio and the quality of the team executing on our strategy. I would like to thank Matt Kaplan for his leadership during his tenure as CEO. Matt will continue in his role as Portfolio Manager.

The Manager's decision to waive all accrued and unpaid incentive fees through the second quarter of 2026 demonstrates alignment with GECC shareholders. We remain focused on increasing net asset value, improving earnings quality, and positioning GECC for sustainable performance. With a strong foundation in place and continued discipline across credit underwriting and portfolio oversight, I am confident we are well-positioned to navigate the current market environment and deliver attractive, risk-adjusted returns to our investors. Our first quarter results exhibit meaningful progress in building a portfolio positioned for durable, long-term performance. At quarter end, GECC had less than 1% of investments on nonaccrual, a stark contrast to our peers.

While capital deployment remained measured during the quarter given the historically tight spread environment, we expanded our private credit pipeline and further diversified the portfolio. We ended the period with ample liquidity, including meaningful cash on hand, full availability under our revolving credit facility, and a healthy base of liquid assets.”

Recent Board Actions and Shareholder Returns

▪
GECC’s Board of Directors appointed Jason Reese as Chief Executive Officer on May 4, 2026, succeeding Matt Kaplan, following Mr. Reese’s appointment as Executive Chairman on March 2, 2026, to provide seasoned credit investment experience and active management oversight. Mr. Reese currently serves as Chairman and CEO of Great Elm Group, Inc. (NASDAQ: GEG), the parent of the Company’s investment adviser, Great Elm Capital Management, LLC (“GECM” or “Investment Adviser”).
▪
GECM waived all accrued incentive fees through June 30, 2026, in addition to previously waiving all $2.8 million, or $0.20 per share, of accrued incentive fees through March 31, 2026.
▪
The Company’s Board of Directors approved a quarterly dividend of $0.25 per share for the second quarter of 2026, equating to an 18% annualized yield on GECC’s May 1, 2026, closing price of $5.56.
▪
The Company’s Board of Directors authorized a stock repurchase program in October 2025, whereby the Company may opportunistically repurchase up to an aggregate of $10 million of its outstanding common shares. Through May 1, 2026, the Company repurchased approximately 0.1 million shares for $0.5 million, at an average price of $4.98 per share or a 36% discount to the Company’s NAV on March 31, 2026, leaving approximately $9.5 million of remaining capacity under the program for future repurchases.

First Quarter and Recent Operating Highlights

▪
Total investment income (“TII”) for the quarter ended March 31, 2026, was $9.5 million, as compared to $12.6 million for the quarter ended December 31, 2025.
▪
GECC received $2.5 million of cash distributions from the CLO Formation JV, LLC (“CLO JV”) in the quarter ended March 31, 2026, as compared to $4.3 million in the quarter ended December 31, 2025, driven by the uneven cadence of CLO cash flows.
▪
Net investment income (“NII”) for the quarter ended March 31, 2026, was $5.0 million, or $0.36 per share, as compared to $4.4 million, or $0.31 per share, for the quarter ended December 31, 2025.
▪
NII increased, despite lower TII, primarily due to the benefit of the incentive fee waiver.
▪
Net assets were $107.5 million, or $7.74 per share, as of March 31, 2026, as compared to $112.9 million, or $8.07 per share, as of December 31, 2025.
▪
Unrealized losses, primarily resulting from mark-to-market volatility, drove the change in net assets, partially offset by realized gains and the positive impact of the incentive fee waiver.
▪
GECC recently called or repurchased all $57.5 million of GECCO notes, including calling the $18.6 million outstanding balance of the notes for redemption on May 27, 2026.
▪
GECC’s asset coverage ratio was 161.8% as of March 31, 2026, as compared to 158.1% as of December 31, 2025.
▪
Subsequent to quarter end, GECC received an additional $1.2 million distribution from its CoreWeave-related investment, bringing total distributions to date to approximately $8.1 million, well in excess of its $6.0 million original capital investment.

Financial Highlights – Per Share Data

	Q1/2025	Q2/2025	Q3/2025	Q4/2025	Q1/2026
Earnings Per Share (“EPS”)	$0.04	$1.02	($1.79)	($1.57)	$(0.05)
Net Investment Income (“NII”) Per Share	$0.40	$0.51	$0.20	$0.31	$0.36
Net Realized and Unrealized Gains / (Losses) Per Share	($0.36)	$0.51	($1.98)	($1.88)	($0.41)
Net Asset Value Per Share at Period End	$11.46	$12.10	$10.01	$8.07	$7.74
Distributions Paid / Declared Per Share	$0.37	$0.37	$0.37	$0.37	$0.30

Financial Review

Total investment income for the quarter ended March 31, 2026, was $9.5 million, or $0.68 per share. Total expenses for the quarter ended March 31, 2026, were $7.4 million, or $0.53 per share, inclusive of excise tax expense.

Net realized and unrealized losses for the quarter ended March 31, 2026, were approximately $5.7 million, or $0.41 per share, driven by unrealized depreciation in investments, primarily resulting from mark-to-market volatility, partially offset by net realized gains.

Liquidity and Capital Resources

As of March 31, 2026, cash and money market fund investments totaled approximately $10 million. In addition, GECC had $50 million of availability on its revolving line of credit (the “Revolver”) and approximately $4 million of liquid, exchange-traded assets as of March 31, 2026.

As of March 31, 2026, total debt outstanding (par value) was $174.0 million, comprised of $18.6 million 5.875% senior notes due June 2026 (NASDAQ: GECCO), $56.5 million 8.50% senior notes due April 2029 (NASDAQ: GECCI), $41.4 million 8.125% senior notes due December 2029 (NASDAQ: GECCH), and $57.5 million 7.75% senior notes due December 2030 (NASDAQ: GECCG).

Distributions

The Company’s Board of Directors has approved a quarterly cash distribution of $0.25 per share for the quarter ending June 30, 2026, to be paid from distributable earnings. The second quarter distribution will be payable on June 30, 2026, to stockholders of record as of June 15, 2026.

The distribution equates to an 18.0% annualized dividend yield on the Company’s closing market price of $5.56 on May 1, 2026, and a 12.9% annualized dividend yield on the Company’s March 31, 2026, NAV of $7.74 per share.

Stock Repurchase Program

The Company’s Board of Directors authorized a stock repurchase program in October 2025, whereby the Company may opportunistically repurchase up to an aggregate of $10 million of its outstanding common shares. The authorization represents approximately 12% of the Company’s market capitalization as of May 1, 2026. Through May 1, 2026, the Company has repurchased approximately 0.1 million shares for $0.5 million, at an average price of $4.98 per share or a 36% discount to the Company’s NAV on March 31, 2026, leaving approximately $9.5 million of remaining capacity under the program for future repurchases.

Conference Call and Webcast

GECC will discuss these results in a conference call at 8:30 a.m. ET on May 5, 2026.

Conference Call Details

Date/Time: Tuesday, May 5, 2026 – 8:30 a.m. ET

Participant Dial-In Numbers:

(United States): 877-407-0789

(International): 201-689-8562

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “GECC”. An accompanying slide presentation will be available in pdf format via the “Events and Presentations” section of Great Elm Capital Corp.’s website here after the issuance of the earnings release.

Webcast

The call and presentation will also be simultaneously webcast over the internet via the “Events and Presentations” section of GECC’s website or by clicking on the webcast link here.

About Great Elm Capital Corp.

GECC is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses and CLOs. For additional information, please visit http://www.greatelmcc.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements include statements regarding our future business plans and expectations. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. The key factors that could cause actual results to differ materially from those projected in the forward-looking statements include, without limitation: conditions in the credit markets, our expected financings and investments, including interest rate volatility, inflationary pressure, the price of GECC common stock and the performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

GREAT ELM CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES (unaudited)

Dollar amounts in thousands (except per share amounts)

	March 31, 2026	December 31, 2025
Assets
Investments
Non-affiliated, non-controlled investments, at fair value (amortized cost of $231,569 and $254,313, respectively)	$191,783	$218,381
Non-affiliated, non-controlled short-term investments, at fair value (amortized cost of $9,600 and $32,803, respectively)	9,600	32,803
Affiliated investments, at fair value (amortized cost of $12,379 and $12,379, respectively)	-	-
Controlled investments, at fair value (amortized cost of $94,683 and $94,683, respectively)	75,380	79,887
Total investments	276,763	331,071

Cash and cash equivalents	-	1,834
Receivable for investments sold	1,442	3,215
Interest receivable	2,385	2,182
Dividends receivable	782	1,046
Due from affiliates	178	218
Deferred financing costs	211	256
Prepaid expenses and other assets	1,003	953
Total assets	$282,764	$340,775

Liabilities
Notes payable (including unamortized discount of $4,884 and $5,064, respectively)	$169,143	$189,319
Payable for investments purchased	3,859	33,652
Interest payable	73	64
Accrued incentive fees payable	-	2,267
Due to affiliates	1,492	1,475
Accrued expenses and other liabilities	720	1,052
Total liabilities	$175,287	$227,829

Commitments and contingencies (Note 7)

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 13,892,045 shares issued and outstanding and 13,998,168 shares issued and outstanding, respectively)	$139	$140
Additional paid-in capital	358,251	358,778
Accumulated losses	(250,913)	(245,972)
Total net assets	$107,477	$112,946
Total liabilities and net assets	$282,764	$340,775
Net asset value per share	$7.74	$8.07

GREAT ELM CAPITAL CORP.

STATEMENTS OF OPERATIONS (unaudited)

Dollar amounts in thousands (except per share amounts)

	For the Three Months Ended March 31,
	2026	2025
Investment Income:
Interest income from:
Non-affiliated, non-controlled investments	$5,089	$6,402
Non-affiliated, non-controlled investments (PIK)	819	611
Controlled investments	812	953
Total interest income	6,720	7,966
Dividend income from:
Non-affiliated, non-controlled investments	159	236
Controlled investments	2,546	3,376
Total dividend income	2,705	3,612
Other income from:
Non-affiliated, non-controlled investments	119	743
Non-affiliated, non-controlled investments (PIK)	-	174
Total other income	119	917
Total investment income	$9,544	$12,495

Expenses:
Management fees	$1,072	$1,272
Incentive fees	543	1,150
Administration fees	510	355
Custody fees	35	38
Directors’ fees	54	53
Professional services	514	424
Interest expense	4,256	4,251
Other expenses	296	308
Total expenses	$7,280	$7,851
Incentive fee waiver	(2,810)	-
Net expenses	$4,470	$7,851
Net investment income before taxes	$5,074	$4,644
Excise tax	$91	$68
Net investment income	$4,983	$4,576

Net realized and unrealized gains (losses):
Net realized gain (loss) on investment transactions from:
Non-affiliated, non-controlled investments	$2,632	$264
Realized loss on repurchase of debt	(2)	-
Total net realized gain (loss)	2,630	264
Net change in unrealized appreciation (depreciation) on investment transactions from:
Non-affiliated, non-controlled investments	(3,851)	(2,066)
Controlled investments	(4,507)	(2,321)
Total net change in unrealized appreciation (depreciation)	(8,358)	(4,387)
Net realized and unrealized gains (losses)	$(5,728)	$(4,123)
Net increase (decrease) in net assets resulting from operations	$(745)	$453

Earnings per share (basic and diluted):	$(0.05)	$0.04
Weighted average shares outstanding (basic and diluted):	13,984,828	11,544,415